Exhibit 99.3

FINANCIAL STATEMENTS RELATING TO
COMMERCE BANCSHARES PARTICIPATING INVESTMENT PLAN

AS REQUIRED BY FORM 11-K

For the Fiscal Years Ended December 31, 2002 and 2001

Independent Auditors’ Report

Plan Trustees and Participants:

     We have audited the accompanying statements of net assets available for benefits of the Commerce Bancshares Participating Investment Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2002. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Commerce Bancshares Participating Investment Plan at December 31, 2002 and 2001, and the changes in net assets available for benefits for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Kansas City, Missouri
June 16, 2003

COMMERCE BANCSHARES PARTICIPATING INVESTMENT PLAN
Statements of Net Assets Available for Benefits
December 31, 2002 and 2001

	2002	2001

ASSETS
Investments, at fair value:
Commerce Bancshares, Inc. Common Stock Fund	$130,092,199	132,564,406
Mutual funds	80,297,244	81,599,663
Loans	5,034,531	4,658,145

Total investments	215,423,974	218,822,214
Cash	122,591	113,661

Total assets	215,546,565	218,935,875

LIABILITIES
Due to broker, net	101,981	78,094

Total liabilities	101,981	78,094

Net assets available for benefits	$215,444,584	218,857,781

See accompanying notes to financial statements

COMMERCE BANCSHARES PARTICIPATING INVESTMENT PLAN
Statements of Changes in Net Assets Available for Benefits
Years ended December 31, 2002, 2001, and 2000

	2002	2001	2000

Contributions:
Employee	$12,140,998	11,512,770	9,559,622
Employer	3,964,460	3,661,662	3,309,652

Total contributions	16,105,458	15,174,432	12,869,274

Investment income (loss):
Interest and dividends	1,586,478	1,854,546	8,717,137
Realized gains on sales of investments	483,460	2,114,133	7,499,105
Net appreciation (depreciation) in fair value of investments	(4,562,681)	(17,149,106)	17,803,927

Total investment income (loss)	(2,492,743)	(13,180,427)	34,020,169

Distributions to participants	(17,025,912)	(14,193,100)	(18,113,086)

Net increase (decrease)	(3,413,197)	(12,199,095)	28,776,357
Net assets available for benefits:
Beginning of year	218,857,781	231,056,876	202,280,519

End of year	$215,444,584	218,857,781	231,056,876

See accompanying notes to financial statements

COMMERCE BANCSHARES PARTICIPATING INVESTMENT PLAN
Notes to Financial Statements
December 31, 2002, 2001, and 2000

(1)	Summary of Significant Accounting Policies

      Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis in conformity with accounting principles generally accepted in the United States of America and present the Plan’s net assets available for benefits and changes in those net assets.

      Expenses

Certain administrative functions are performed by officers or employees of Commerce Bancshares, Inc. (the Company). No such officer or employee receives compensation from the Plan. All costs and expenses incurred in administering the Plan, other than brokerage commissions incurred in connection with purchases and sales of stock, are paid by the Company.

      Investment Valuation

The Plan’s investments are held in a trust account at State Street Bank & Trust Co. Units of the Commerce Bancshares, Inc. Common Stock Fund, the Commerce Asset Allocation Fund, the Commerce Bond Fund, the Commerce Growth Fund, the Commerce International Equity Fund, the Commerce MidCap Growth Fund, the Commerce Value Fund, the Goldman Sachs Money Market Fund, SSgA S&P 500 Index Fund, and Vanguard Total Stock Market Index Fund are stated at the respective Fund’s net asset value, which is based upon the fair values of the underlying investments. Fair values are based on quotations from national securities exchanges. Participant loans are stated at cost, which approximates market value.

The Commerce Bancshares, Inc. Common Stock Fund (Company Stock Fund) is a unitized fund consisting of common stock of Commerce Bancshares, Inc. and other money market investments.

Net appreciation (depreciation) in fair value of investments includes unrealized gains and losses on the securities. Also included is the reinvestment of interest and dividends earned on the funds invested in the mutual and collective investment funds. Purchases and sales of securities are recorded on a trade-date basis (the date the order to buy or sell is executed). Dividend income is recorded on the ex-dividend date.

      Participant Loans

A participant may borrow from the Plan amounts collateralized by the vested portion of his or her Plan accounts. These loans may not exceed the lesser of $50,000 or 45% of the participant’s vested account balance (excluding employee stock ownership account balances). The loans are repaid through payroll deductions over terms which are based upon the amounts borrowed and normally do not exceed five years. Interest rates charged on participant loans approximate market rates at the date of the distribution. The participant may continue to make contributions to the Plan throughout the term of the loan.

COMMERCE BANCSHARES PARTICIPATING INVESTMENT PLAN
Notes to Financial Statements (cont’d)

      Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution and (b) Plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participants may make transfers between funds at any time upon notification to the Plan record-keeper, AON Consulting, Inc. Participating employees may transfer, at any time, the value (in 1% increments) of the employee’s account in any of the funds to another fund. Participants are allowed to make investment fund transfers once during the calendar month.

      Use of Estimates

The Plan utilizes a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(2)	Participation and Contributions

The following description of participation in and contributions to the Plan is provided for general informational purposes only. Participants should refer to the Plan document for a more complete description of the Plan’s provisions. The Plan is sponsored by the Company. Employees of the Company or a participating subsidiary who are 21 years or older are eligible to participate as of January 1, April 1, July 1, or October 1 following completion of thirty days of service. All contributions are made on a pre-tax basis.

Participating employees may elect to contribute to the Plan a maximum of 25% of their earnings as defined by the Plan, and subject to certain limitations under the Internal Revenue Code (not to exceed $11,000 in 2002 and $10,500 in 2001). Additionally, new legislation allows participants who attained the age of 50 during 2002 to contribute an additional $1,000 catch-up contribution. The Company and participating subsidiaries contribute 50% of the first 6% of the amount contributed to the Plan by each participant. Participants may make supplemental contributions up to 19% of earnings, which are not considered in determining Company contributions, for a total of 25% pre-tax contributions.

During 2002 and 2001, participants could direct the investment of their contributions and the matching employer’s contributions into the Company Stock Fund, the Commerce Asset Allocation Fund, the Commerce Bond Fund, the Commerce Growth Fund, the Commerce International Equity Fund, the Commerce MidCap Growth Fund, the Commerce Value Fund, the Goldman Sachs Money Market Fund, SSgA S&P 500 Index Fund, and Vanguard Total Stock Market Index Fund in any combination.

The Commerce Bancshares, Inc. common stock is held under a portion of the Plan that qualifies as an employee stock ownership plan. As a result, cash dividends on Commerce Bancshares, Inc. common stock are paid to the participants. Beginning in 2002, participants with balances in the Company Stock Fund have the option to reinvest their cash dividends in the Fund or have dividends paid to them. A participant must be fully vested in their account in order to elect the reinvestment option.

COMMERCE BANCSHARES PARTICIPATING INVESTMENT PLAN
Notes to Financial Statements (cont’d)

(3)	Distributions

Distributions of vested balances are available upon termination, subject to the approval of the plan administrator, retirement at or after age 65, death or permanent and total disability. Distributions are made in lump sum amounts to designated beneficiaries and joint survivors.

Current contributions to the Plan are only permitted on a pre-tax basis. Contributions to the Plan prior to 1995 were made on either a pre-tax basis or an after-tax basis. Therefore, contributions held in the Plan are categorized as one of four fund types: fund A (representing participants’ after-tax contributions), fund B (representing employer contributions attributable to participant after-tax contributions), fund C (representing participants’ pre-tax contributions), and fund D (representing employer contributions attributable to participant pre-tax contributions). Because a participant may reallocate a portion of, or all of, their invested balance to any of the investment options, as a percentage of their over-all investment value, it is possible to have all four fund types invested in any of the ten investment options. When a longer-term participant, with all four contribution funds, re-allocates his or her balance among the investment options, the investment selected carries all four contribution fund types for that participant.

After-tax participant and vested employer contributions and related accumulated earnings (funds A and B) are available for distribution. Full vesting in fund B occurs after seven full continuous years. Only upon termination of employment are participants entitled to receive their pre-tax contributions and accumulated earnings thereon (fund C). If the participants have three or more full continuous years of defined service at the date of employment termination, they may receive the full value of their interest in employer pre-tax contributions and accumulated earnings thereon (fund D).

Each participant is 100% vested in the employer contributions upon death, disability or attainment of age 65 while still employed by the Company. Forfeitures are based on the nonvested portion of the employer contribution upon employee termination. Forfeited amounts are applied as a reduction of contributions by the Company or by participating subsidiaries. Forfeitures reduced Company contributions by $87,525 in 2002 and $55,787 in 2001. The year end balance of forfeitures amounted to $1,865 and zero at December 31, 2002 and 2001, respectively.

COMMERCE BANCSHARES PARTICIPATING INVESTMENT PLAN
Notes to Financial Statements (cont’d)

(4)	Plan Participants

At December 31, 2002, there were 3,928 employees with balances in the Plan, of which 3,194 were contributing participants. At December 31, 2001, these numbers were 3,991 and 3,209, respectively.

The following summarizes the number of participants by fund as of December 31:

	2002	2001

Company Stock Fund	2,890	2,854
Asset Allocation Fund	989	1,070
Bond Fund	1,361	1,166
Growth Fund	2,098	2,235
Value Fund	680	569
International Equity Fund	562	563
MidCap Growth Fund	972	1,009
Money Market Fund	1,107	1,024
S&P 500 Index Fund	1,833	1,816
Total Stock Market Index Fund	813	637

Because employees may invest in more than one fund, the number of employee participants above exceeds the total number of employee participants.

(5)	Investments

The following presents investments that represent 5% or more of the Plan’s net assets at December 31, 2002 and 2001:

	2002	2001

Company Stock Fund:
Common stock of Commerce Bancshares, Inc.	$126,250,017	$129,914,368
Goldman Sachs Money Market Fund	3,842,182	2,650,038
Commerce Growth Fund	16,240,390	21,584,800
Goldman Sachs Money Market Fund	23,460,994	17,948,133
SSgA S&P 500 Index Fund	10,177,858	11,265,524
Commerce Bond Fund	15,268,398	14,743,853

COMMERCE BANCSHARES PARTICIPATING INVESTMENT PLAN
Notes to Financial Statements (cont’d)

During 2002, 2001, and 2000 the Plan’s investments appreciated (depreciated) in value as follows:

	2002	2001	2000

Company Stock Fund	$580,323	$(11,829,377)	$32,448,487
Mutual Funds	(5,143,004)	(5,319,729)	(14,644,560)

	$(4,562,681)	$(17,149,106)	$17,803,927

(6)	Federal Income Taxes

In a determination letter dated July 11, 2002, the Internal Revenue Service held that the Plan, as amended through August 16, 2001, met the requirements of section 401(a) of the Internal Revenue Code. Under current tax regulations, the contributions made by the Company and each of its participating subsidiaries for the benefit of employees are not required to be included in the employees’ income until the year or years in which they are distributed or made available to them. The plan administrator is not aware of any activity or transactions that may adversely effect the tax status of the Plan.

(7)	Transactions with Parties-in-interest

Certain Plan investments are shares of mutual funds managed by The Commerce Trust Company, a division of Commerce Bancshares, Inc. The Commerce Bancshares, Inc. Common Stock fund also includes shares of Company common stock, therefore, these transactions qualify as party-in-interest transactions. Transactions with parties-in-interest during the years ended December 31, 2002, 2001, and 2000 were as follows:

	Purchases		Sales

	Units	Cost	Units	Proceeds	Gains (Losses)

2002:
Company Stock Fund	862,035	$12,331,616	1,561,993	$22,624,100	$7,239,955
Commerce Mutual Funds	985,992	18,929,006	959,743	17,504,748	(5,512,277)
2001:
Company Stock Fund	825,887	$10,154,945	1,901,567	$24,147,197	$5,930,308
Commerce Mutual Funds	1,043,966	22,260,817	552,989	12,323,132	(3,350,048)
2000:
Company Stock Fund	1,332,717	$15,489,579	2,070,928	$23,894,748	$5,371,826
Commerce Mutual Funds	839,814	24,185,753	414,339	12,773,506	1,555,479

In 2002, 2001, and 2000 the Board of Directors of Commerce Bancshares, Inc. declared 5% common stock dividends.

COMMERCE BANCSHARES PARTICIPATING INVESTMENT PLAN
Notes to Financial Statements (cont’d)

(8)	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants would become 100% vested in their employer contributions.

Schedule 1

COMMERCE BANCSHARES PARTICIPATING INVESTMENT PLAN
Item 27a — Schedule of Assets Held for Investment Purposes
December 31, 2002

Identity of issue	Description	Fair Value

Commerce Bancshares, Inc. Common Stock Fund:* Commerce Bancshares, Inc. common stock*	3,213,162 shares	$126,250,017
Goldman Sachs Money Market Fund	3,842,182 units	3,842,182

		130,092,199
Commerce Asset Allocation Fund*	210,243 units	3,843,243
Commerce Bond Fund*	799,811 units	15,268,398
Commerce Growth Fund*	958,135 units	16,240,390
Commerce International Equity Fund*	76,693 units	1,105,914
Commerce MidCap Growth Fund*	164,711 units	2,941,732
Commerce Value Fund*	176,301 units	3,183,994
Goldman Sachs Money Market Fund	23,460,994 units	23,460,994
SSgA S&P 500 Index Fund	701,437 units	10,177,858
Vanguard Total Stock Market Index Fund	203,025 units	4,074,721
Loans to Participants* — Interest rates on these loans range from 5.25% to 10.50%		5,034,531

Total assets held for investment purposes		$215,423,974

* Party-in-interest